Exhibit 10.12

FORM OF

ARTISAN PARTNERS HOLDINGS LP

RESTATED CLASS B COMMON UNITS GRANT AGREEMENT

This Restated Grant Agreement, dated as of                     , 2013 (this “Agreement”), and effective upon the effectiveness of the Amended Partnership Agreement (as defined herein), is between «ExecFirst» «ExecMiddle» «ExecLast» (the “Executive”) and Artisan Partners Holdings LP, a Delaware limited partnership (the “Partnership”). Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 6.1 of this Agreement.

WHEREAS, the Partnership and the Executive are currently parties to an agreement or agreements (together, the “Prior Class B Grant Agreements”) pursuant to which the Partnership granted the Executive Class B Common Units (the “Executive’s Granted Class B Units”);

WHEREAS, the Amended Partnership Agreement that was adopted in connection with the reorganization of the Partnership’s capital structure, among other things removes Artisan Investment Corporation, a Wisconsin corporation (“AIC”), as the general partner and appoints Artisan Partners Asset Management Inc., a Delaware corporation (“APAM”), as the general partner; and

WHEREAS, subject to certain restrictions, the Executive’s Granted Class B Common Units and Class E Common Units (as described below) will be exchangeable for the Class A common stock, par value $0.01 per share (“APAM Class A Common Stock”), of APAM.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained in this Agreement, the Executive and the Partnership hereby agree as follows:

ARTICLE I

Reclassification of the Executive’s Interest

Section 1.1. Acknowledgement of Transaction Documents. The Executive acknowledges receipt of a copy of, and acknowledges that Executive is bound by the terms and conditions of, each of (i) the Amended Partnership Agreement, (ii) the Exchange Agreement, (iii) the Resale and Registration Rights Agreement and (iv) the Shareholders Agreement (together, the “Transaction Documents”). The Executive further agrees to execute and acknowledge any other instruments requested by the Partnership to reflect his status as a Class B Common Unit Holder and a party to each of the Transaction Documents.

Section 1.2. Executive’s Granted Class B Units. The Executive’s Granted Class B Units are shown in Appendix A to this Agreement.

Section 1.3. Executive’s Granted Class B Units Not Redeemable for Cash. The Executive acknowledges that the Partnership has no obligation under this Agreement, the Amended Partnership Agreement or any other agreement to redeem, for cash or otherwise, any or all of the Executive’s Granted Class B Units.

Section 1.4. Class B Common Stock. In connection with the effectiveness of this Agreement and the Amended Partnership Agreement, APAM will issue the Executive a number of shares of its Class B common stock, par value $0.01 per share (“APAM Class B Common Stock”), equal in number to the number of the Executive’s Granted Class B Units.

ARTICLE II

Vesting; Acceleration of Vesting

Section 2.1. Vesting. For purposes of applying the restrictions on transfer in the Resale and Registration Rights Agreement, the Executive’s Granted Class B Units are subject to vesting in accordance with the applicable vesting schedule or schedules set forth on Appendix A to this Agreement (the “Vesting Schedules”). For the avoidance of doubt, pursuant to the Exchange Agreement and subject to the restrictions therein, the Executive may exchange unvested Class B Common Units for shares of APAM Class A Common Stock, and shares of APAM Class A Common Stock delivered upon the exchange of unvested Class B Common Units will be subject to the same vesting requirements applicable to the unvested Class B Common Units so exchanged.

Section 2.2. Acceleration of Vesting. Notwithstanding the Vesting Schedules, all of the Executive’s Granted Class B Units will vest (i) upon termination of the Executive’s Employment, if the Executive’s Employment is terminated by reason of the Executive’s death or Disability, or (ii) upon the occurrence of a Change in Control during the Executive’s Employment.

Section 2.3. Termination of Vesting; Forfeiture of Unvested Units. Except to the extent accelerated pursuant to Section 2.2, all vesting with respect to the Executive’s Granted Class B Units shall cease on the Executive’s Employment Termination Date, and all of the unvested Executive’s Granted Class B Units shall be forfeited as of the Employment Termination Date.

ARTICLE III

Limitations and Restrictions on Transfer

Section 3.1. No Transfers Prior to Vesting. Other than a permissible exchange pursuant to the Exchange Agreement, the Executive shall not, voluntarily, involuntarily or by operation of law, sell, assign, convey, donate, pledge, encumber, or otherwise transfer or dispose of any of the Executive’s Granted Class B Units that have not yet vested under all applicable Vesting Schedules (any one of the foregoing hereinafter referred to as a “transfer”). Any such transfer shall be null and void. The foregoing prohibition on transfer also prevents any transfer of the economic rights associated with any of the Executive’s Granted Class B Units that have not yet vested, as such rights are described in Section 17-702(a)(3) of the Delaware Revised Uniform Limited Partnership Act, as amended.

Section 3.2. Restrictions on Transfers after Vesting. The transfer of any of the Executive’s Granted Class B Units that have vested, including any transfer of economic rights, shall remain subject to the terms of the Amended Partnership Agreement, which prohibits most transfers of Class B Common Units.

ARTICLE IV

Mandatory Exchange on Termination of Employment

Section 4.1. Mandatory Exchange on Termination of Employment. Pursuant to and in accordance with the Amended Partnership Agreement, on the Executive’s Employment Termination Date (i) each of the vested Executive’s Class B Units will be mandatorily exchanged for a Class E Common Unit, (ii) APAM will issue the Executive a number of shares of its Class C common stock, par value $0.01 per share, equal in number to the number of Class E Common Units held by the Executive and (iii) APAM will automatically redeem and cancel the shares of APAM Class B Common Stock held by the Executive. For the avoidance of doubt, pursuant to the Exchange Agreement and subject to the restrictions therein, the Executive may exchange Class E Common Units for shares of APAM Class A Common Stock, and shares of APAM Class A Common Stock delivered upon the exchange of Class E Common Units will be subject to the Resale and Registration Rights Agreement.

ARTICLE V

Restrictions on Activities

Section 5.1. Non-Competition During Employment. The Executive agrees that during the Executive’s Employment, the Executive will not, directly or indirectly, in any capacity, (a) provide Restricted Services anywhere within the Territory to a Competitive Enterprise, (b) manage or supervise personnel engaged in providing Restrictive Services anywhere within the Territory on behalf of a Competitive Enterprise, or (c) without the prior written consent of the Partnership, hold an equity, voting or profit participation interest in a Competitive Enterprise (other than a 5% or less interest in a publicly traded entity which is only held for passive investment purposes).

Section 5.2. Non-Solicitation of Clients During Employment. The Executive agrees that during the Executive’s Employment, the Executive will not induce or attempt to induce any person or entity to use the investment management services of any person or entity other than the Partnership or any of its affiliates or to cease using the investment management services of the Partnership or any of its affiliates.

Section 5.3. Post-Employment Non-Solicitation of Artisan Partners Clients. The Executive agrees that, for a period of one year beginning on the Executive’s Employment Termination Date, the Executive will not induce or attempt to induce any Artisan Partners Client to use the investment management services of any person or entity other than the Partnership or any of its affiliates or to cease using the investment management services of the Partnership or any of its affiliates. The prohibitions in this Section 5.3 shall not apply to (i) the Executive’s management, without compensation, of the investments of the Executive or members of the Executive’s family or a trust or similar vehicle for the benefit of any of the foregoing, or (ii) the provision of services by the Executive to a business enterprise solely because such business enterprise engages in general advertising and solicitation efforts that may or do reach an Artisan Partners Client.

Section 5.4. Post-Employment Non-Solicitation of Artisan Partners Prospective Clients. The Executive agrees that, for a period of one year beginning on the Executive’s Employment Termination Date, the Executive will not induce or attempt to induce any Artisan Partners Prospective Client to use the investment management services of any person or entity other than the Partnership or any of its affiliates. The prohibitions in this Section 5.4 shall not apply to the provision of services by the Executive to a business enterprise solely because such business enterprise engages in general advertising and solicitation efforts that may or do reach an Artisan Partners Prospective Client.

Section 5.5. Non-Solicitation of Employees During Employment. The Executive agrees that during the Executive’s Employment, the Executive will not induce or attempt to induce any person who is, or who at the time has been within the preceding six months, an employee, partner or member of the Partnership or any affiliate thereof to leave the employment of such entity.

Section 5.6. Post-Employment Non-Solicitation of Employees. The Executive agrees that, for a period of one year beginning on the Executive’s Employment Termination Date, the Executive will not (i) induce or attempt to induce any person who is, or who has been, within the six months preceding the Employment Termination Date, an employee, partner or member of the Partnership or any affiliate thereof to leave the employment of such entity, or (ii) to the extent not prohibited by local or state laws, hire, employ or otherwise use the services of any person who is an employee, partner or member of the Partnership or any affiliate thereof.

Section 5.7. Confidentiality.

(a) The Executive acknowledges that during the course of his Employment, he will have access to and gain knowledge of Confidential Information and that the Partnership and its affiliates have a legitimate protectable interest in such Confidential Information and in the goodwill and business prospects associated therewith.

(b) During the Executive’s Employment with the Partnership and following the Employment Termination Date, the Executive will not use for the benefit of himself or any third party or, directly or indirectly, disclose, except as is required by law, any Confidential Information to anyone other than other employees of the Partnership and its affiliates and the Partnership’s agents, service providers or others to whom disclosure is made by the Executive pursuant to the performance of the Executive’s Employment duties for the Partnership. In the event any governmental agency, court or other party seeks to require or compel disclosure of any Confidential Information by the Executive, the Executive shall provide the Partnership with prompt notice of such fact so that the Partnership may evaluate the matter and determine whether to seek to prevent such disclosure and/or waive compliance with the provisions of this Section 5.7(b). In the event that such disclosure is legally required and cannot be prevented, the Executive shall furnish only that portion of the Confidential Information as is legally required and shall make reasonable efforts to assure that confidential treatment will be accorded such disclosed information. The provisions of this Section 5.7(b) shall expire after the second anniversary of the Executive’s Employment Termination Date, except for any Confidential Information which constitutes a trade secret (as defined in Section 134.90 of the Wisconsin Statutes, or any successor provisions thereto), as to which the Partnership does not waive or release any of the Executive’s obligations or the Partnership’s rights and remedies.

(c) Upon the Executive’s Employment Termination Date, the Executive agrees to promptly surrender to the Partnership any correspondence, memoranda, files, computer discs, lists, and all other documents, records or electronic media of any kind that contain any Confidential Information which are in his possession or under his control whether on or off the premises of the Partnership or any of its affiliates.

Section 5.8. Included Actions. The Executive shall be deemed to have himself taken any action which is prohibited by this Agreement and to be in violation of this Agreement if the Executive takes such action directly or indirectly, or if it is taken by any person or entity with whom he is associated as an employee, independent contractor, consultant, agent, partner, member, proprietor, owner, stockholder, officer, director, or trustee, or by any person or entity directly or indirectly controlled by, controlling or under common control with the Executive.

Section 5.9. Injunctive Relief; Enforceability of Restrictive Covenants. The Executive acknowledges that irreparable injury may result to the Partnership, its affiliates and their business or financial prospects, if the Executive breaches the provisions of this Article V and agrees that the Partnership will be entitled, in addition to all other legal remedies available to the Partnership for enforcement of such commitments, to an injunction by any court of competent jurisdiction to prevent or restrain any breach or threatened breach of any provisions of this Article V. In addition to any rights that the Partnership may have to injunctive relief in the event of a breach of this Article V, the Executive agrees that the Partnership shall have the right to withhold, to the extent allowable under applicable law, any amounts that are then owed to the Executive hereunder in the event of the Executive’s breach of this Article V. The preceding sentence shall not be construed as a waiver of the rights that the Partnership may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted. The parties hereto acknowledge that the restrictions on the Executive imposed by this Article V are reasonable in both duration and geographic scope and in all other respects for the protection of the Partnership and its affiliates, business, goodwill, and property rights. The Executive further acknowledges that the restrictions imposed will not prevent the Executive from earning a living in the event of, and after, the end of the Executive’s Employment.

ARTICLE VI

Miscellaneous

Section 6.1. Defined Terms. Capitalized terms used in this Agreement shall have the following meanings:

(a) “AIC” has the meaning assigned to it in the recitals to this Agreement.

(b) “Amended Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership , dated as of                     , 2013, as amended or restated after the date thereof.

(c) “APAM” has the meaning assigned to it in the recitals to this Agreement.

(d) “APAM Class A Common Stock” has the meaning assigned to it in the recitals to this Agreement.

(e) “APAM Class B Common Stock” has the meaning assigned to it in Section 1.4 of this Agreement.

(f) “Artisan Partners Client” means any client of the Partnership (i) for which the Executive provided services on behalf of the Partnership, or (ii) about which the Executive acquired non-public information in connection with the Executive’s Employment, in each case during the twelve months preceding the Employment Termination Date. An investor in a mutual fund, UCITS fund or other pooled investment vehicle for which the Partnership or any of its affiliates is investment adviser, promoter, sponsor or has a similar role, or of which the Partnership or any of its affiliates is the general partner or equivalent (each, an “Artisan Partners Pooled Vehicle”), shall be considered an Artisan Partners Client if, but only if, (i) the Partnership or any of its affiliates had a direct marketing and/or client service relationship with such investor (not including the marketing and client services activities provided by the Partnership or any of its affiliates to all investors in such funds uniformly) and (ii) in connection with such relationship the Executive (A) provided services (including through the provision of investment management services to the relevant Artisan Partners Pooled Vehicle) on behalf of the Partnership, or (B) acquired non-public information about such investor in connection with the Executive’s Employment, in each case during the twelve months preceding the Employment Termination Date.

(g) “Artisan Partners Prospective Client” means any person or entity (i) for which the Partnership made a proposal to perform services in which the Executive participated by means of substantive, personal contact with the person or entity or the agents of the person or entity, or (ii) about which the Executive acquired non-public information in connection with the Executive’s Employment, in each case during the twelve months preceding the Employment Termination Date. For the avoidance of doubt, “Artisan Partners Prospective Client” shall include a person or entity with respect to which this definition otherwise applies notwithstanding that the services that were proposed to be provided would have been provided indirectly through such person’s or entity’s investment in an Artisan Partners Pooled Vehicle.

(h) “Change in Control” means, except in connection with any public offering of equity securities of the Partnership or an affiliate thereof or a reorganization in contemplation of any such public offering, (A) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by APAM or the Partnership of all or substantially all of APAM’s assets or the Partnership’s assets, other than such sale or other disposition by APAM or the Partnership of all or substantially all of

APAM’s or the Partnership’s assets, as the case may be, to an entity at least 50% of the combined voting power of the voting securities of which are beneficially owned by shareholders of APAM in substantially the same proportions as their ownership of APAM immediately prior to such sale, (B) APAM or any direct or indirect wholly owned subsidiary of APAM shall cease to be the general partner of the Partnership, or (C) the Partnership Unit Holders (other than APAM) as of the date of the effectiveness of this Agreement shall cease to own, directly or through wholly owned entities, at least 50% of the combined voting power of APAM.

(i) “Class B Common Units” has the meaning assigned to it in the Amended Partnership Agreement.

(j) “Class B Common Unit Holder” has the meaning assigned to it in the Amended Partnership Agreement.

(k) “Class E Common Unit” has the meaning assigned to it in the Amended Partnership Agreement.

(l) “Competitive Enterprise” means any business enterprise that either (i) engages in any activity that competes with any then-current activity of the Partnership or any of its affiliates, or (ii) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

(m) “Confidential Information” means the non-trade secret confidential and proprietary information relating to the Partnership and its affiliates and their business and plans that is disclosed to, or known by, the Executive as a consequence of his Employment and that is not in the public domain, including: (A) the identity of and all information concerning (1) institutional investors who are clients of the Partnership and/or its affiliates or who are investors in any pooled investment vehicle (a “pooled fund”), including any mutual fund, UCITS fund or similar fund, advised by the Partnership and/or its affiliates, (2) financial advisors and planners whose clients are investors in any pooled fund advised by the Partnership and/or its affiliates, and (3) investors in any pooled fund advised by the Partnership and/or its affiliates, (B) all information concerning the salaries or wages paid to, the work records of and other personal information relating to employees of the Partnership and/or its affiliates and all information concerning the drawings or distributions paid to, the records of and other personal information relating to partners and members of the Partnership and its affiliates, (C) all information relating to regulatory inspections, investigations and enforcement actions concerning the Partnership and its affiliates, (D) all financial information concerning the Partnership and its affiliates, (E) all Class A Common Unit Holders (as such term is defined in the Partnership Agreement), including their identities; (F) all Preferred Unit Holders (as such term is defined in the Partnership Agreement), including their identities; (G) all Class D Common Unit Holders (as such term is defined in the Partnership Agreement); and (H) any other information that is determined by the Partnership or any affiliate to be confidential and proprietary and that is identified as such prior to or at the time of its disclosure to the Executive; provided, however, that no information shall be considered to be Confidential Information, and the obligation of nondisclosure set forth in this Agreement shall not apply to, any information that is or becomes publicly known or is derived from public information other than by the act or omission of the Executive.

(n) “Disability” means the Executive’s inability to perform the essential functions of his position, with or without reasonable accommodation, for a period aggregating 180 days within any continuous period of 365 days by reason of physical or mental incapacity.

(o) “Employment” means the Executive’s performance of services for or on behalf of the Partnership or any of its affiliates, without regard to the Executive’s formal title or position or tax classification related thereto.

(p) “Employment Termination Date” means the time at which the Executive’s Employment ends by death, Disability, Retirement or any other reason.

(q) “Exchange Agreement” has the meaning assigned to it in the Amended Partnership Agreement.

(r) “Executive” has the meaning assigned to it in the Preamble to this Agreement.

(s) “Executive’s Granted Class B Units” has the meaning assigned to it in Section 1.1 of this Agreement.

(t) “Partnership” has the meaning assigned to it in the Preamble to this Agreement.

(u) “Partnership Unit Holders” has the meaning assigned to it in the Partnership Agreement.

(v) “Prior Class B Grant Agreements” has the meaning assigned to it in the Recitals to this Agreements.

(w) “Resale and Registration Rights Agreement” has the meaning assigned to it in the Amended Partnership Agreement.

(x) “Restricted Services” means any activity that the Executive was engaged in on behalf of the Partnership or any of its affiliates at any time during the twelve (12) months preceding the Executive’s Employment Termination Date.

(y) “Retirement” means termination of Employment with [three years’][one year’s] prior written notice (provided that the Partnership, in its sole discretion, may waive or reduce the notice requirement to not less than [one year][six months]) to the Partnership of intention to terminate Employment, but only if the Executive will have at least ten years of service with the Partnership or any of its affiliates on the date of termination of Employment.

(z) “Shareholders Agreement” means that certain shareholders agreement, dated as of the date hereof, between APAM, AIC and each of the shareholders named therein, as amended from time to time.

(aa) “Territory” means anywhere in the world.

(bb) “Transaction Documents” has the meaning assigned to it in Section 1.2 of this Agreement.

(cc) “Vesting Schedules” has the meaning assigned to it in Section 2.1 of this Agreement.

Section 6.2. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)	when a reference is made herein to an Article, Section or Appendix, such reference is to an Article or Section of, or an Appendix to, this Agreement unless otherwise indicated;

(ii)	the headings herein are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)	whenever the words “include,” “includes” or “including” are used herein, they are deemed to be followed by the words “without limitation”;

(iv)	the definitions contained herein are applicable to the singular as well as the plural forms of such terms;

(v)	words importing gender include all genders; and

(vi)	any law defined or referred to herein or in any agreement or instrument that is referred to herein means such law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor laws.

Section 6.3. Effectiveness. This Agreement shall become effective upon the effectiveness of the Amended Partnership Agreement at which time the Prior Class B Grant Agreements will be terminated in all respects.

Section 6.4. Amendments. Any amendment to this Agreement must be in a writing signed by the Partnership and the Executive.

Section 6.5. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 6.6. Entire Agreement. This Agreement and the Amended Partnership Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings (oral or written) of the parties in connection with any matter covered hereby, provided that nothing in this Agreement shall impair, diminish, restrict or waive any other restrictive covenant, nondisclosure obligation or confidentiality obligation of the Executive to the Partnership or any of its affiliates, if any, under any other agreement (including any employment agreement), policy, plan or program of the Partnership or any of its affiliates.

Section 6.7. Notices. All notices required or permitted to be given pursuant to this Agreement shall be in writing and shall be given as required by Section 15.5 of the Amended Partnership Agreement.

Section 6.8. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, administrators, legal representatives, successors and assigns permitted hereunder of the parties hereto. References in this Agreement to a person are also to its successors and permitted assigns.

Section 6.9. Agreement in Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute one and the same instrument.

Section 6.10. Severability. The provisions of this Agreement shall be deemed severable and if any provision is found to be illegal, invalid or unenforceable for any reason, (i) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (ii) the illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the other provisions hereof.

Section 6.11. Execution of Documents. The Executive agrees to execute any instruments and documents as may be required by law or that the Partnership reasonably deems necessary or appropriate to carry out the intent of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Partnership and the Executive have caused this Agreement to be executed as of the date first above written.

ARTISAN PARTNERS HOLDINGS LP By: Artisan Investment Corporation, its General Partner

By:
Name:
Title:

EXECUTIVE

Name: Address:

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